EXHIBIT 21.1

                   SUBSIDIARIES OF TOTAL SYSTEM SERVICES, INC.

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Name                                              Ownership Percentage
-----                                             --------------------
Columbus Depot Equipment Company                         100%
A Georgia corporation

TSYS Total Solutions, Inc.                               100%
A Georgia corporation

Columbus Productions, Inc.                               100%
A Georgia corporation

TSYS Canada, Inc.                                        100%
A Georgia corporation

DotsConnect, Inc.
A Georgia corporation                                    100%

Vital Processing Services L.L.C.
A Delaware limited liability company                      50%

Total System Services de Mexico
A Mexican corporation                                     49%

GP Network Corporation
A Japanese corporation                                    53%

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